EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Geron Corporation for the registration of 344,120 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements of Geron Corporation and the effectiveness of internal control over financial reporting of Geron Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
November 12, 2009